Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2009 Capital Budget, Updated Production and Reserve Guidance, Possible Year End Full Cost Ceiling Test Write-down and Affirmed Borrowing Base
LAFAYETTE, LA. December 17, 2008
     Stone Energy Corporation (NYSE: SGY) today announced its 2009 capital budget of $300 million. Approximately $170 million is projected to be for Gulf of Mexico (GOM) exploitation/development projects, $40 million is estimated for GOM exploration, $70 million is budgeted for GOM facilities and plug and abandonment projects, and $20 million is budgeted for Appalachian activity. Stone expects its capital expenditure program to be fully funded by cash flow from operations.
     CEO David Welch stated, “With the unprecedented drop in oil and gas prices, and the tight credit market, we have adjusted our 2009 capital program to focus on financial flexibility and balance sheet strength rather than on production and/or reserve growth. In 2008, we added significant reserves and production through our Bois d’Arc acquisition; now our top objective for 2009 is to maintain financial flexibility, which includes debt reduction. Because of the Bois d’Arc acquisition, we expect to show production growth in 2009, but now at a lower level. Additionally, we would expect reserves to show a downward trend during the year unless additional capital is employed.”
     With this reduced capital budget, Stone expects 2009 production to be in the 225-250 million cubic feet equivalent (Mmcfe) per day range. This estimate assumes a reduced production rate from the Amberjack field (Mississippi Canyon 109) where barging operations were employed during October and November due to a severed pipeline caused by Hurricane Ike. The low price of oil and the expected high downtime caused by winter weather has resulted in a decision to suspend the barging operations until early spring when it will be re-evaluated. The timing on the repair of the third party pipeline is difficult to predict, although the operator has indicated the pipeline should be operational in the second quarter 2009.
     Stone continues to wait on other third party pipelines for other shut-in properties, including volumes from the Ship Shoal, Vermilion, East Cameron and Eugene Island areas and now is unable to project a year end exit rate for production. The 2008 fourth quarter average production volume is expected to be in the 180–195 Mmcfe per day range. Stone expects substantially all of these shut-in properties to come back on line during the first quarter 2009.
     Stone’s year end estimated proved reserves are currently being evaluated and engineered by its third party engineering firm, and will include the reserves acquired in the Bois d’Arc transaction. Although this process is not yet completed, Stone projects its preliminary year end estimated proved reserves will be slightly under 600 Bcfe. The projected increase in estimated reserves from 403 Bcfe reported at year end 2007 was primarily driven by the Bois d’Arc acquisition, but was offset by production, a small divestiture package in the first quarter, a reduced combined capital expenditure program, and several dry holes whereby production was not replaced via the drill bit. Lower oil and gas prices also reduced projected estimated proved reserves.

     If oil and gas prices remain at current levels through year end, Stone expects to report significant non-cash ceiling test write-down to its full cost pool. In addition, the impairment of goodwill is also possible, although this calculation will be determined after the ceiling test is performed. These possible non-cash charges would not have an impact on Stone’s bank covenants.
     In early December, Stone had its borrowing base affirmed at $625 million, down from the previous $700 million borrowing base. Stone currently has $425 million drawn on the facility and another $46 million in letters of credit, leading to availability of $154 million. In addition, on December 1, 2008, Stone had $135 million in cash.
     Stone expects to provide its 2008 year end results in late February 2009, although it may provide additional updates as needed.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.